ARTICLES OF MERGER AND PLAN OF MERGER OF

AIRBEE AUTOMOTIVE GROUP, INC. (a Delaware corporation)

WITH AND INTO IDENTITY, INC. (a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, it is certified that:

1) The constituent business corporations participating in the merger are:

(a) AIRBEE AUTOMOTIVE GROUP, INC., a Delaware corporation bearing document number 3956633, (“AIRBEE AUTOMOTIVE”) which shall be merged with and into;

(b) IDENTITY, INC., a Delaware corporation, bearing document number 3919113 (“IDENTITY”).

2) The Merger shall become effective at the time of filing, or at such later time as specified in the Agreement and Plan of Merger, with the Secretary of State of Delaware in accordance with the provisions of Section 251 of the General Corporation Law of Delaware.

3) IDENTITY is the surviving corporation which will continue its existence under the name “AIRBEE AUTOMOTIVE GROUP, INC.” upon the Effective Date pursuant to the provisions of the Delaware General Corporation Law.

4) The Certificate of Incorporation and the Bylaws of IDENTITY, as now in force and effect, shall continue to be the Certificate of Incorporation and Bylaws of the surviving corporation, except (a) the Certificate of Incorporation is amended to change the name of the surviving corporation to “AIRBEE AUTOMOTIVE GROUP, INC.”, and (b) unless and until the same shall be amended or repealed in accordance with the provisions of the Delaware General Corporation Law, which power to amend or repeal is expressly reserved.

5) The executed Agreement and Plan of Merger between the constituent corporations is on file at an office of the surviving corporation, the address of which is 9400 Key West Avenue, Rockville, Maryland 20850.

6) A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of each of the constituent corporations.

7) (a) Every share of IDENTITY’s common stock, par value NIL per share (the “IDENTITY Shares”), issued and outstanding immediately prior to the Effective Time, exclusive of shares of IDENTITY’s common stock owned by Airbee Wireless, Inc., a Delaware corporation (“AIRBEE”), shall be converted into the right to receive the number of shares of restricted AIRBEE Common Stock, $0.00004 par value per share (the “AIRBEE Common Stock”) equal to 5,128.539 (the “Exchange Ratio”). Each share of AIRBEE Common Stock shall contain a legend restricting the transfer thereof in accordance with applicable securities laws.

(b) All IDENTITY Shares shall be canceled and retired, exclusive of shares of IDENTITY’s common stock owned by AIRBEE, and each certificate representing any such IDENTITY Shares shall thereafter (i) represent only the right to receive the AIRBEE Common Stock issuable in exchange for such IDENTITY Shares upon the surrender of such certificates in accordance with Section 2.1 of the Agreement and Plan of Merger; and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of shares of AIRBEE Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.1 of the Agreement and Plan of Merger.

(c) Every IDENTITY option or warrant issued and outstanding immediately prior to the Effective Time shall be cancelled.

(d) Each share of common stock, $0.0001 par value, of AIRBEE AUTOMOTIVE issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and become one fully paid and non-assessable share of IDENTITY common stock.

8) The Agreement and Plan of Merger is permitted by the laws of the jurisdiction of Delaware and has been authorized in compliance with said laws.

9) The Agreement and Plan of Merger was approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations as follows:

(a) by the Board of Directors of IDENTITY by written consent dated April 26, 2005, in accordance with the provisions of Section 251(b) of the General Corporate Law of the State of Delaware and by a majority of the holders of the voting stock of IDENTITY by written consent given by them on April 26, 2005, in accordance with the provisions of Section 251(c) of the General Corporate Law of the State of Delaware; and

(b) by the Board of Directors of AIRBEE AUTOMOTIVE by written consent dated April 26, 2005, in accordance with the provisions of Section 251(b) of the General Corporate Law of the State of Delaware and by a majority of the holders of the voting stock of AIRBEE AUTOMOTIVE by written consent given by them on April 26, 2005, in accordance with the provisions of Section 251(c) of the General Corporate Law of the State of Delaware.

Dated this 2nd day of May 2005.

AIRBEE AUTOMOTIVE GROUP, INC.
a Delaware corporation

/s/ Eugene Sharer

Eugene Sharer, President

IDENTITY, INC.
a Delaware corporation

/s/ Daniel Nelson

Daniel R. Nelson, President